Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES THIRD QUARTER 2023 RESULTS
- Reports 20.3% Year-over-Year Revenue Growth -
- Completed First Sale-Leaseback Transaction in Family Entertainment Sector with Bowlero -
- Completed Acquisition of Century Casinos' Four Gaming Properties in Alberta, Canada -
- Announced Expansion of Partnership with Canyon Ranch -
- Increases Guidance for Full Year 2023 -

NEW YORK, NY – October 25, 2023 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended September 30, 2023. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
Third Quarter 2023 Financial and Operating Highlights
•Total revenues increased 20.3% year-over-year to $904.3 million
•Net income attributable to common stockholders increased year-over-year to $556.3 million from $330.9 million and, on a per share basis, increased year-over-year to $0.55 from $0.34
•AFFO attributable to common stockholders increased 16.4% year-over-year to $547.6 million and, on a per share basis, increased 10.7% year-over-year to $0.54
•Weighted average shares outstanding increased 5.1% year-over-year
•Completed the Rocky Gap Casino Resort acquisition with Century Casinos and acquired the real estate of Century Casinos' four gaming properties in Alberta, Canada
•Expanded our partnership with Canyon Ranch through a preferred equity investment, a mortgage loan and call rights to acquire Canyon Ranch Tucson and Canyon Ranch Lenox
•Declared a quarterly cash dividend of $0.415 per share, representing a 6.4% year-over-year increase
•Ended the quarter with $510.9 million in cash and cash equivalents and $807.2 million of estimated available forward sale equity proceeds
•Increased AFFO guidance for full year 2023 to between $2,170 million and $2,180 million, or between $2.14 and $2.15 per diluted share
•Subsequent to quarter end, entered the family entertainment sector through the acquisition of 38 bowling entertainment centers in a sale-leaseback transaction with Bowlero
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “VICI’s third quarter financial performance reflects our sustained, sustainable commitment to accretive growth and capital deployment through acquisitions and strategic financing activity, exemplified by approximately 20% revenue growth and nearly 11% growth in AFFO per share year-over-year. During the quarter, in addition to closing Rocky Gap and announcing the expansion of our Canyon Ranch Growth Partnership, we expanded our international presence through closing the acquisition of four casino properties in Alberta, Canada with our existing tenant and partner, Century Casinos.
"Subsequent to quarter end, we entered into a new experiential sector with Bowlero, the market leader in reinvigorating the programming and economics of the bowling experience through their innovative consolidation and growth model. In this partnership, we acquired 38 Bowlero properties and concurrently bolstered our embedded growth pipeline by obtaining a right of first offer to acquire current or future Bowlero real estate in the coming years through sale-leaseback transactions. We also expanded our presence in 11 new states and added another publicly traded tenant to our roster. VICI's differentiation stems from our commitment to partnering with operators who define their respective experiential categories, as Bowlero has done with the bowling experience.”
Third Quarter 2023 Financial Results
Total Revenues
Total revenues were $904.3 million for the quarter, an increase of 20.3% compared to $751.5 million for the quarter ended September 30, 2022. Total revenues for the quarter included $131.3 million of non-cash leasing and financing adjustments and $18.2 million of other income.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $556.3 million for the quarter, or $0.55 per share, compared to $330.9 million, or $0.34 per share, for the quarter ended September 30, 2022.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $556.3 million for the quarter, or $0.55 per share, compared to $340.6 million, or $0.35 per share, for the quarter ended September 30, 2022.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $547.6 million for the quarter, an increase of 16.4% compared to $470.7 million for the quarter ended September 30, 2022. AFFO per share was $0.54 for the quarter, an increase of 10.7% compared to $0.49 for the quarter ended September 30, 2022.
Third Quarter 2023 Acquisitions and Portfolio Activity
Acquisitions and Investments
On July 25, 2023, the Company completed the previously announced transaction to acquire the leasehold interest in the land and buildings associated with Rocky Gap Casino Resort ("Rocky Gap") in Flintstone, Maryland for $203.9 million in cash, with Century Casinos, Inc. (NASDAQ: CNTY) ("Century") acquiring the operating assets of Rocky Gap for $56.1 million. Simultaneous with the close of the acquisition, Rocky Gap was added to the existing triple-net master lease agreement between the Company and Century (the "Century Master Lease") and annual rent increased by $15.5 million, representing an acquisition capitalization rate of 7.6%. The transaction was funded through a combination of cash on hand and proceeds from the partial settlement of forward equity sale agreements.
On July 26, 2023, the Company committed to an up to $150.0 million preferred equity investment into the controlling entity of Canyon Ranch, a leading provider of holistic, integrative health and wellness guest experiences ("Canyon Ranch"). The preferred equity has a term of 10 years and may be redeemed by Canyon Ranch at any time, subject to a redemption premium in the first three years. In connection with this investment, the Company entered into (i) a call right agreement whereby the Company will have the option to call the real estate assets of each of the Canyon Ranch facility in Tucson, Arizona ("Canyon Ranch Tucson") and the Canyon Ranch facility in Lenox, Massachusetts ("Canyon Ranch Lenox") subject to certain conditions, and (ii) a right of first financing agreement pursuant to which the Company will have the first right, but not the obligation, to serve as the real estate capital financing partner for Canyon Ranch with respect to the acquisition, build-out and/or redevelopment of future wellness resorts. If the call right(s) are exercised, Canyon Ranch would continue to operate the applicable wellness resort(s) subject to a long-term triple net master lease with the Company.
On August 22, 2023, the Company provided $140.1 million in mortgage financing to Canyon Ranch secured primarily by Canyon Ranch Tucson and Canyon Ranch Lenox. The proceeds from the mortgage financing were used to refinance Canyon Ranch’s existing CMBS debt secured by these two assets. The mortgage financing has an initial term of two years with three one-year extensions, exercisable at Canyon Ranch’s option, subject to satisfying certain customary extension conditions.
On September 6, 2023, the Company completed the previously announced transaction to acquire four real estate assets from Century in Alberta, Canada: Century Casino & Hotel Edmonton, Century Casino St. Albert and Century Mile Racetrack and Casino, each in Edmonton, Alberta and Century Downs Racetrack and Casino in Calgary, Alberta, (collectively the “Century Canadian Portfolio”) for an aggregate purchase price of approximately C$221.7 million (approximately US$162.4 million based on the exchange rate at the time of closing). Simultaneous with the acquisition, the Century Canadian Portfolio was added to the Century Master Lease and annual rent increased by C$17.3 million (approximately US$12.7 million based on the exchange rate at the time of closing) representing an implied acquisition capitalization rate of 7.8%. The transaction was funded through a combination of proceeds from the partial settlement of forward equity sale agreements and a draw under the Company’s existing revolving credit facility (the "Revolving Credit Facility") in Canadian dollars.
Subsequent to quarter end, on October 19, 2023, the Company announced that it had acquired the real estate assets of 38 bowling entertainment centers from Bowlero Corp. (NYSE: BOWL) ("Bowlero") in a sale-leaseback transaction for an aggregate purchase price of $432.9 million. Simultaneous with the transaction, the Company entered into a triple-net master lease agreement with Bowlero. The lease has an initial total annual rent of $31.6 million, representing an acquisition capitalization rate of 7.3%, and an initial term of 25 years with six 5-year tenant renewal options. In connection with the transaction, the Company will have the right of first offer for a term of eight years to acquire the real estate assets of any current or future Bowlero properties in the event that Bowlero elects to enter into a sale-leaseback transaction. The transaction was funded through a combination of equity interests in a newly formed VICI subsidiary, cash on hand, and the partial settlement of forward equity sale agreements.

Third Quarter 2023 Capital Markets Activity
On August 31, 2023, the Company physically settled 3,400,000 shares under the January 2023 forward sale agreements in exchange for net proceeds of approximately $108.4 million. Subsequent to quarter-end, on October 17, 2023, the Company physically settled all the remaining 17,702,500 shares of common stock under the January 2023 forward sale agreements in exchange for net proceeds of approximately $560.3 million.
During the three months ended September 30, 2023, the Company sold a total of 7,843,352 shares under its ATM program for a gross value of $242.3 million, all of which were sold subject to a forward sale agreement (the "Q3 2023 ATM Forward Sale Agreement"). The Company did not receive any proceeds from the sale of shares at the time it entered into the Q3 2023 ATM Forward Sale Agreement.
During the three months ended September 30, 2023, the Company entered into forward-starting interest rate swap agreements with an aggregate notional amount of $150.0 million, intended to reduce the variability in future cash flows for a forecasted issuance of long-term debt over a maximum period ended December 2024.
The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Nine Months Ended September 30,
Common Stock Outstanding	2023	2022
Beginning Balance January 1,	963,096,563	628,942,092
Issuance of common stock upon physical settlement of forward sale agreements	53,192,592	119,000,000
Issuance of common stock in connection with the MGP Transactions	—	214,552,532
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	538,728	598,800
Ending Balance September 30,	1,016,827,883	963,093,424
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Determination of shares:
Weighted-average shares of common stock outstanding	1,012,986,784	962,573,646	1,007,110,068	848,839,357
Assumed conversion of restricted stock	602,856	988,518	790,478	795,370
Assumed settlement of forward sale agreements	—	572,176	536,906	1,188,310
Diluted weighted-average shares of common stock outstanding	1,013,589,640	964,134,340	1,008,437,452	850,823,037

Balance Sheet and Liquidity
As of September 30, 2023, the Company had approximately $17.1 billion in total debt and approximately $3.7 billion in liquidity, comprised of $510.9 million in cash and cash equivalents, $807.2 million of estimated net proceeds available upon settlement of outstanding forward sale agreements, and approximately $2.3 billion of availability under the Revolving Credit Facility. In addition, the Revolving Credit Facility includes the option to increase the revolving loan commitments by up to $1.0 billion to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions. The Company has also entered into forward-starting interest rate swap agreements with an aggregate notional amount of $400.0 million as of September 30, 2023.
The Company’s outstanding indebtedness as of September 30, 2023 was as follows:

($ in millions USD)	September 30, 2023
Revolving Credit Facility
USD Borrowings	$—
CAD Borrowings	158.3
5.625% Notes Due 2024	1,050.0
3.500% Notes Due 2025	750.0
4.375% Notes Due 2025	500.0
4.625% Notes Due 2025	800.0
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2032	1,500.0
5.625% Notes Due 2052	750.0
Total Unsecured Debt Outstanding, Face Value	$14,108.3
MGM Grand/Mandalay Bay CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding, Face Value	$17,108.3
Cash and Cash Equivalents	510.9
Net Debt	$16,597.4
Dividends
On September 7, 2023, the Company declared a regular quarterly cash dividend of $0.415 per share, representing a 6.4% year-over-year increase. The Q3 2023 dividend was paid on October 5, 2023 to stockholders of record as of the close of business on September 21, 2023 and totaled in aggregate approximately $422.0 million.

2023 Guidance
The Company is increasing AFFO guidance for the full year 2023. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2023 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2023 will be between $2,170 million and $2,180 million, or between $2.14 and $2.15 per diluted share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s full-year 2023 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2023 ($ in millions):	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO)	$2,170	$2,180	$2,130	$2,160
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.14	$2.15	$2.11	$2.14
Estimated Weighted Average Share Count for the Year (in millions)	1,014.4	1,014.4	1,011.7	1,011.7
The above per share estimates reflect the dilutive effect of the 8,170,658 shares pending under the Q2 and Q3 2023 ATM Forward Sale Agreements as calculated under the treasury stock method. VICI OP units held by a third party are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, October 26, 2023 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 972923. An audio replay of the conference call will be available from 1:00 p.m. ET on October 26, 2023 until midnight ET on November 2, 2023 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 383530.
A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on October 26, 2023, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 92 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 38 non-gaming experiential properties across the United States and Canada. The portfolio is comprised of approximately 125 million square feet and features approximately 60,300 hotel rooms and approximately 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading non-gaming experiential operators, including Bowlero, Great Wolf Resorts, Cabot, Canyon Ranch and Chelsea Piers. VICI Properties also owns four championship golf courses and 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including inflation, interest rate changes, foreign currency exchange rate fluctuations, supply chain disruptions, consumer confidence levels, changes in consumer spending, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy; the impact of recent and potential future interest rate increases on us, including our ability to successfully pursue investments in, and acquisitions of, additional properties and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our pending and recently closed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties, including their financial condition, results of operations, cash flows and performance, and their affiliates that serve as guarantors of the lease payments, and the negative consequences any material adverse effect on their respective businesses could have on us; our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all; the anticipated benefits of certain arrangements with certain tenants relating to our funding of "same store" capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their lease agreements with us following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to our lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness, and ability to service, refinance and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; our inability to successfully pursue investments in, and acquisitions of, additional properties; the possibility that we identify significant environmental, tax, legal or other issues that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our pending or completed transactions; the possibility of adverse tax consequences as a result of our pending or recently completed transactions, including tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending or recently completed transactions; our inability to maintain our qualification for taxation as a REIT; our reliance on distributions received from our subsidiaries, including VICI Properties OP LLC ("VICI OP"), to make distributions to our stockholders; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by the National Association of Real Estate Investment Trusts (NAREIT), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) our proportionate share of such adjustments from our investment in unconsolidated affiliate.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate our AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other gains (losses), other non-recurring non-cash transactions, our proportionate share of non-cash adjustments from our investment in unconsolidated affiliate (including the amortization of any basis differences) with respect to certain of the foregoing and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), income tax expense and our proportionate share of such adjustments from our investment in unconsolidated affiliate.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2023	December 31, 2022
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$22,889,984	$17,172,325
Investments in leases - financing receivables, net	17,337,665	16,740,770
Investments in loans and securities, net	973,217	685,793
Investment in unconsolidated affiliate	—	1,460,775
Land	150,727	153,560
Cash and cash equivalents	510,884	208,933
Short-term investments	—	217,342
Other assets	969,672	936,328
Total assets	$42,832,149	$37,575,826

Liabilities
Debt, net	$16,692,728	$13,739,675
Accrued expenses and deferred revenue	222,430	213,388
Dividends and distributions payable	426,861	380,178
Other liabilities	954,448	952,472
Total liabilities	18,296,467	15,285,713

Stockholders’ equity
Common stock	10,168	9,631
Preferred stock	—	—
Additional paid-in capital	23,316,140	21,645,499
Accumulated other comprehensive income	186,241	185,353
Retained earnings	652,402	93,154
Total VICI stockholders’ equity	24,164,951	21,933,637
Non-controlling interests	370,731	356,476
Total stockholders’ equity	24,535,682	22,290,113
Total liabilities and stockholders’ equity	$42,832,149	$37,575,826
_______________________________________________________
Note: As of September 30, 2023 and December 31, 2022, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and securities and Other assets (sales-type sub-leases) are net of allowance for credit losses of $755.4 million, $707.0 million, $22.8 million and $19.3 million, respectively, and $570.4 million, $726.7 million, $6.9 million and $19.8 million, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Income from sales-type leases	$500,212	$376,048	$1,473,961	$1,077,952
Income from lease financing receivables, loans and securities	378,502	350,945	1,122,703	685,544
Other income	18,179	17,862	55,043	41,811
Golf revenues	7,425	6,688	28,416	25,484
Total revenues	904,318	751,543	2,680,123	1,830,791

Operating expenses
General and administrative	14,422	12,063	44,347	33,311
Depreciation	1,011	816	2,712	2,371
Other expenses	18,179	17,862	55,043	41,811
Golf expenses	6,332	5,186	18,874	16,330
Change in allowance for credit losses	95,997	232,763	166,119	865,459
Transaction and acquisition expenses	3,566	1,947	3,385	19,366
Total operating expenses	139,507	270,637	290,480	978,648

Income from unconsolidated affiliate	—	22,719	1,280	37,853
Interest expense	(204,927)	(169,354)	(612,881)	(370,624)
Interest income	7,341	3,024	16,194	3,897
Other (losses) gains	(1,122)	—	4,295	—
Income before income taxes	566,103	337,295	1,798,531	523,269
Income tax expense	(644)	(417)	(3,630)	(1,844)
Net income	565,459	336,878	1,794,901	521,425
Less: Net income attributable to non-controlling interests	(9,130)	(5,973)	(29,130)	(7,843)
Net income attributable to common stockholders	$556,329	$330,905	$1,765,771	$513,582

Net income per common share
Basic	$0.55	$0.34	$1.75	$0.61
Diluted	$0.55	$0.34	$1.75	$0.60

Weighted average number of common shares outstanding
Basic	1,012,986,784	962,573,646	1,007,110,068	848,839,357
Diluted	1,013,589,640	964,134,340	1,008,437,452	850,823,037

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income attributable to common stockholders	$556,329	$330,905	$1,765,771	$513,582
Real estate depreciation	—	—	—	—
Joint venture depreciation and non-controlling interest adjustments	—	9,743	1,426	17,053
FFO attributable to common stockholders	556,329	340,648	1,767,197	530,635
Non-cash leasing and financing adjustments	(131,344)	(108,553)	(383,688)	(230,522)
Non-cash change in allowance for credit losses	95,997	232,763	166,119	865,459
Non-cash stock-based compensation	4,019	3,493	11,517	9,359
Transaction and acquisition expenses	3,566	1,947	3,385	19,366
Amortization of debt issuance costs and original issue discount	17,283	10,326	53,645	38,294
Other depreciation	833	785	2,442	2,280
Capital expenditures	(444)	(437)	(1,762)	(1,093)
Gain on extinguishment of debt and interest rate swap settlements	—	—	—	(5,405)
Other losses (gains)(1)	1,122	—	(4,295)	—
Joint venture non-cash adjustments and non-controlling interest adjustments	253	(10,315)	2,066	(22,171)
AFFO attributable to common stockholders	547,614	470,657	1,616,626	1,206,202
Interest expense, net	180,303	156,004	543,042	333,838
Income tax expense	644	417	3,630	1,844
Joint venture adjustments and non-controlling interest adjustments	(2,155)	11,536	(3,176)	19,187
Adjusted EBITDA attributable to common stockholders	$726,406	$638,614	$2,160,122	$1,561,071

Net income per common share
Basic	$0.55	$0.34	$1.75	$0.61
Diluted	$0.55	$0.34	$1.75	$0.60
FFO per common share
Basic	$0.55	$0.35	$1.75	$0.63
Diluted	$0.55	$0.35	$1.75	$0.62
AFFO per common share
Basic	$0.54	$0.49	$1.61	$1.42
Diluted	$0.54	$0.49	$1.60	$1.42
Weighted average number of shares of common stock outstanding
Basic	1,012,986,784	962,573,646	1,007,110,068	848,839,357
Diluted	1,013,589,640	964,134,340	1,008,437,452	850,823,037
____________________
(1) Represents non-cash foreign currency remeasurement adjustments and gain on sale of land.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Contractual revenue from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$132,952	$122,729	$398,856	$368,187
Caesars Las Vegas Master Lease	113,619	105,556	340,857	316,668
MGM Grand/Mandalay Bay Lease	77,468	—	224,858	—
The Venetian Resort Las Vegas Lease	64,375	62,500	191,875	150,298
Greektown Lease	13,214	12,830	39,001	38,490
Hard Rock Cincinnati Lease	11,176	11,010	33,528	33,030
Southern Indiana Lease	8,288	8,166	24,782	24,416
Century Master Lease (excluding Century Canadian Portfolio)	9,740	6,376	23,470	19,128
Margaritaville Lease	6,615	5,953	19,624	17,831
Income from sales-type leases non-cash adjustment (1)	62,765	40,928	177,110	109,904
Income from sales-type leases	500,212	376,048	1,473,961	1,077,952

Contractual income from lease financing receivables
MGM Master Lease	186,150	215,000	558,583	363,112
Harrah's NOLA, AC, and Laughlin	42,966	39,663	128,898	118,989
JACK Entertainment Master Lease	17,511	17,250	52,445	51,191
Mirage Lease	22,500	—	67,500	—
Gold Strike Lease	10,000	—	25,000	—
Foundation Gaming Master Lease	6,063	—	18,189	—
PURE Canadian Master Lease	4,054	—	11,913	—
Century Canadian Portfolio	887	—	887	—
Income from lease financing receivables non-cash adjustment (1)	68,586	67,629	206,625	120,614
Income from lease financing receivables	358,717	339,542	1,070,040	653,906

Contractual interest income
Senior Secured Notes	2,344	—	4,847	—
Senior Secured Loans	4,565	9,508	20,395	27,723
Mezzanine Loans & Preferred Equity	12,883	1,898	27,468	3,910
Income from loans non-cash adjustment (1)	(7)	(3)	(47)	5
Income from loans	19,785	11,403	52,663	31,638
Income from lease financing receivables and loans	378,502	350,945	1,122,703	685,544

Other income	18,179	17,862	55,043	41,811
Golf revenues	7,425	6,688	28,416	25,484
Total revenues	$904,318	$751,543	$2,680,123	$1,830,791
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com